Memorandum

TO	Steve Filipov

FROM	Kevin Barr

CC	Tom Riordan

DATE	3/6/2008

RE	New Appointment

We are pleased to confirm your appointment as President, Strategic Accounts & Developing Markets, Terex Corporation (the “Company”), effective January 16, 2008. We anticipate that this assignment will end no later than December 31, 2009. Your appointment is conditioned upon your formal acceptance of the terms of this offer and ratification of the terms by the Compensation Committee of the Board of Directors of Terex Corporation. In this position, you will be based in Westport, Connecticut, USA and you will report to Tom Riordan.

Base Salary

Your base salary will be €311,000 per year, less deductions required by law or as authorized by you in writing. Upon your relocation to the United States your Annual Base Salary will be $450,000, less deductions required by law or authorized by you, payable as follows:

•

€68,502 (equivalent of $100,000) of your Annual Base Salary will be wire transferred on monthly basis (€5,709) to your bank account in France or other location. The Company will comply with applicable French tax obligations, if any, as a result of these payments; and

•	The remainder of your Annual Base Salary will be paid in US dollars on a semi-monthly basis, or as otherwise paid in accordance with normal payroll practices in the Westport office.

At your election, the Company will consider an adjustment to the payroll split, effective the first day in January, 2009, up to a maximum of 50% of your Annual Base Salary. If you elect to adjust the payroll split proportions, the Company will calculate the salary that you are otherwise eligible to receive in US dollars by converting the euro (€) portion into US dollars and subtracting that amount from your Annual Base Salary. The euro (€) portion will be adjusted in accordance with the December FX rate as determined by the rates issued by the Terex Corporation Finance Department. Exchange rate differences will not be compensated for in the adjustment.

If your appointment extends beyond December 31, 2009, you are appointed to another position, or if the euro paid portion should unexpectedly create substantial tax liabilities as determined by the Company, the Company may discontinue this payroll split.

As a senior executive of the Company, your compensation will be reviewed periodically by the Compensation Committee of the Board of Directors.

It is the Company’s intention that if you are later appointed to a position based in Europe, your euro denominated salary of €311,000 will be adjusted to reflect, on a percentage basis, any salary adjustments received during this appointment. For example, if you receive a 10%

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salary adjustment during this appointment and you later return to a European position, your base salary will be €342,100 (€311,000 + €31,100).

Terex Corporation Management Incentive Bonus

In this executive position, you continue to be eligible for participation in the Terex Corporation Management Incentive Bonus Plan (the “Plan”). The Plan currently has the potential to generate an annual bonus of up to 75% of your salary, based upon Corporation and individual performance against targets and objectives established from time to time. The Plan provides the opportunity to achieve a bonus payout in excess of 75% of your salary.

Long Term Incentive Compensation

You will continue to be eligible to participate in the Terex Corporation 2000 Incentive Plan or any successor program available to similarly situated executives.

Change in Control and Severance Protection

Your acceptance of the terms of this offer does not trigger a Termination for Good Reason or other termination event pursuant to the Change in Control and Severance Agreement, effective March 17, 2006 between you and the Company or as otherwise in effect. Nothing in this offer letter should be construed as providing tax protection for any compensation received pursuant to a Change in Control, severance or other “termination of employment trigger” provision in any agreement to which you and the Company are parties.

SERP

You will continue to be eligible to participate in the Terex Corporation Supplement Executive Retirement Plan (“SERP”), a copy of which has been previously provided to you.

Deferred Compensation

Upon transfer to the U.S. payroll. you will be eligible to participate in the Terex Deferred Compensation Plan offered to senior executives. This Plan provides investment options and is an alternative to use in deferring income taxes. There is a 25% matching contribution on eligible deferrals to the Terex Stock Fund. You will be responsible for any French or US income tax incurred in the year of distribution and any social tax required in the year of participation. Any taxable amounts in the year of tax distribution will not be tax protected. For comparative purposes in calculating the French hypothetical tax, any deferred amount in the US, will be included in the definition and determination of French income.

Automobile

Upon transfer to the U.S. payroll, an executive level company car will be provided. The Company will be responsible for all operating costs, including gasoline, insurance, repairs, and maintenance. Any incremental costs are to be borne by you if a more expensive car is leased. Personal use of a company car is taxed in the US and you will be responsible for paying any US tax on the imputed value.

Holidays and Vacation

Upon transfer to the U.S. payroll, you will be eligible for 20 paid days of vacation annually (prorated for a partial year) as well as the observed holidays for the Westport office. Should you terminate your employment, you will not qualify for payment for vacation or holidays subsequent to the date of termination. Your paid vacation will accrue on the basis of 1/12th of the full entitlement for each completed calendar month in the current year. Annual vacation not taken by the end of each calendar year will be forfeited.

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Benefits

Upon transfer to the U.S. payroll, you will be eligible to participate in the Company’s medical, dental, vision, disability benefits, 401K, life insurance benefits and employee stock purchase plan upon the same terms and conditions offered to similarly situated executives in the Westport office.

Social Security in France

Upon transfer to the U.S. payroll and confirmation that prior to this assignment you had a French employment contract, the Company will fund contributions on your behalf to the to the voluntary CFE (Caisee de Francais) social security scheme for expatriates if such funding is permissible under French Law. The Company will gross up US Federal, Connecticut state income, and social security (Medicare only) tax for US calendar years 2008 and 2009 on the contributions to the voluntary CFE (Caisee de Francais) social security scheme. If the Company, through reasonable efforts, is unable to fund contributions on your behalf to the voluntary CFE (Caisee de Francais) social security scheme for expatriates, then the Company will have no further obligations to you pursuant to this paragraph.

You will not participate in the mandatory social security scheme in France during your assignment upon transfer to the US payroll.

Relocation

It is anticipated that you will relocate to the Westport area within 240 days from the effective date of this appointment. In connection with your relocation, you will receive or be reimbursed for reasonable costs, including a one month salary allowance of $37,500, relating to your relocation to the Westport area. More specific information is included in Terex’s Relocation Guidelines. The Company will gross up US Federal, Connecticut state income and social security (Medicare only) tax on these relocation costs.

Should you resign or be released “for cause” within one (1) year of relocation, you would be required to repay the Company a prorated amount of the relocation expenses based on the number of full months of employment.

Housing Rental and Housing Allowance

Upon transfer to the U.S. payroll and submission of receipts and a fully executed lease held by you to rent a home in the Westport Area, the Company will reimburse you for up to $10,000 per month for housing, electricity, and telephone expenses incurred. The monthly housing rental and housing allowance will terminate upon the earlier of December 29, 2009 or appointment to another position. The Company will gross up US Federal, Connecticut state income and social security (Medicare only) tax on the taxable portion of the housing rental and housing allowance.

Tuition reimbursement

Upon relocation of your family to the U.S. and submission of receipts, the Company will reimburse up to $25,000 per year per child for school tuition expenses incurred by you for your children’s attendance at a French speaking school. Tuition reimbursement will terminate upon the earlier of December 29, 2009 or appointment to another position. The Company will gross up US Federal, state or local income and social security (Medicare only) tax on the taxable portion of tuition reimbursement.

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Home Visits

Upon relocation to the US, you will receive $15,000 per year (prorated for partial years) to cover the cost of home visits. Payment will be made in two equal installments on the first business day in June and December of each year. Payment for home visits will end upon the earlier of December 31, 2009 or appointment to another position. The Company will gross up US Federal, Connecticut state income and social security (Medicare only) tax for US calendar years 2008 and 2009.

Termination of Employment

Nothing in this offer of employment should be construed, understood or interpreted to mean, promise, guarantee or imply employment by Terex Corporation for any definite or specific length of time. Employment is strictly at will and will be governed by the laws of the State of Connecticut. Your acceptance of this assignment terminates any other employment contract or obligation that you may have with a subsidiary or affiliate of the Company, regardless of location and you waive all rights to any recourse which you may have pursuant to any such agreement or obligation.

Termination of employment by you is subject to nine (9) months notice from you to the Company in writing.

Confidentiality

You agree that you will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation outside of the Company, or any affiliated companies, or subsidiaries, any confidential or privileged information or trade secrets received by you during the course of your employment, with regard to the financial, business operations, strategic accounts, marketing plans, strategic plans, manufacturing methods, processes, know-how, or procedures, or other affairs of the Company, or any of its affiliated companies or subsidiaries. All such information shall be kept confidential and shall not, in any manner, be revealed to anyone, provided, however, that the foregoing provision shall not apply to any information which is or generally becomes available to the public through no breach by you.

Non-Competition

You agree that you will not at any time during the period of your employment hereunder and for a period of twelve (12) months thereafter, directly or indirectly, engage in any business or own or control any interest in, or act as a director, officer, employee, agent or consultant of, any firm, corporation, partnership or other entity, directly or indirectly engaged in the business being conducted by the Company, or its affiliated companies or subsidiaries, or which manufactures or sells products which are in direct competition with the products sold by the Company, or its affiliated companies or subsidiaries. Notwithstanding the foregoing, you agree that you will not at any time during the period of your employment hereunder and for a period of eighteen (18) months thereafter, directly or indirectly, engage in any business or own or control any interest in, or act as a director, officer, employee, agent or consultant of Caterpillar Inc., Astec Industries, Inc., CNH Global, Deere & Company, The Manitowoc Company, Inc., JCB, Altec Industries, Inc., Oshkosh Truck Corporation, Liebherr, Komatsu Ltd, AB Volvo, Metso Corporation, Hitachi Construction Machinery, Doosan, Xuzhou Construction Machinery Group Co. Ltd ( XCMG), Sany Heavy Industry Co. Ltd., Changsha Zoomlion Heavy Industry Science & Technology Development Co., Ltd., Zhangjiagang Fusan Construction Machinery Co.,Ltd. and any of their parent companies, subsidiaries or affiliates.

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Non-Solicitation

You agree that for a period of twelve (12) months from the date that your employment terminates (“Date of Termination”), you will not solicit, induce or entice, or cause any other person or entity to solicit, induce or entice any person who was employed or retained by the Company, its affiliated companies or subsidiaries on the Date of Termination to leave the employ of Company, its affiliated companies or subsidiaries or to terminate or alter their contractual relationships, if any, in a way that is adverse to Company’s, its affiliated companies or subsidiaries best business interests.

Tax Protection

Your Employment Income for US calendar years 2008 and 2009 will be tax protected to France. Your Employment Income for this purpose will be base salary, bonus, and other executive compensation including but not limited to Restricted Stock, income received from the exercise of Stock Options, and imputed income resulting from your use of a company car. It will not include other compensation that may be received pursuant to a Change in Control, severance or other “termination of employment trigger” provision in any agreement to which you and the Company are parties or as otherwise provided for in this offer letter. It is the intent of the Company that you should not realize an income tax-related financial detriment on your Employment Income which originates during this 24 month period. This may cover US and/or French taxes to be paid in year(s) after 2009 but only to the extent any Employment Income paid during the 24 month period is taxed after 2009 due to tax rules both in the US and France and this income is eligible for tax protection.

You will be eligible for financial and tax planning services as provided to other similarly situated executives of the Company. To assist you in this process, the Company will also engage the services of Ernst & Young or a comparable firm to provide you with exit and entry tax counseling in France and in the US along with French and US tax return preparation services for calendar years 2008, 2009, and 2010. Although the Company provides assistance, it remains your responsibility to ensure the accuracy of and timely filings of your home and host country tax returns. You also share the responsibility to assist the Company in implementing tax-planning strategies, which reduce the Company’s cost during your assignment.

The Company will tax protect income on Employment Income for US calendar years 2008 and 2009 only. Accordingly, at the end of the French and US taxable year, the accounting firm identified by Terex, will calculate your final income and social tax for the year. The amount of any US and French tax actually paid by you for such year will be compared to the final French income tax and mandatory social tax you would have paid had you remained working in France. If you paid more taxes because you worked in the US, the Company will reimburse you for the difference.

The Company will not reimburse any interest or penalties incurred on your actual return if such interest and penalties resulted because of delays caused by you in providing the accounting firm with information on a timely basis or not filing the tax returns by the due dates.

Your compensation will be subject to income taxes and payroll taxes in the United States. The Company will report the amount of your compensation to the United States Internal Revenue Service, appropriate state agencies or other jurisdictions and will withhold taxes as required by law. Your other income, including income from the investment of funds

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transferred to your bank account, will also be subject to income taxes in the United States. You may also have tax obligations in France as well, including tax obligations on income earned prior to your transfer. By accepting this offer, you agree to provide to the accounting firm all information regarding your income, both from sources in the United States and from sources outside the United States that may be necessary to correctly determine the amount of United States and any French taxes. You also agree to indemnify the Company for any cost, including any fine or penalty, it might incur if you fail to timely provide all such information.

I hope you will find the terms of offer acceptable, and to complete the confirmation of your

Appointment, a formal acceptance will be required. This can be done conveniently by signing this memo and returning it to me.

I accept the above offer, including all terms and conditions:

Signature:	/s/ Steve Filipov
Steve Filipov

Dated: May 5, 2008